Exhibit 10.11

FIFTH AMENDMENT

TO

CREDIT AGREEMENT

This Fifth Amendment to Credit Agreement (this “Amendment”), dated as of February 28, 2006, is entered into by and between QUATECH, INC. (FKA WR ACQUISITION, INC.) (“Borrower”) and NATIONAL CITY BANK (“Bank”).

WITNESSETH:

WHEREAS, the parties have entered into a Credit Agreement dated July 28, 2000, as amended by a certain First Amendment to Credit Agreement dated as of March 25, 2002, a Second Amendment to Credit Agreement dated as of September 4, 2002, a Third Amendment to Credit Agreement dated Nov 25, 2003, and a Fourth Amendment to Credit Agreement dated July 21, 2005 (as amended, the “Credit Agreement”; all terms used in the Credit Agreement being used herein with the same meaning); and

WHEREAS, the parties desire to amend certain provisions of the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - Amendments to Credit Agreement

A.	Subsection 2C.02 of the Credit Agreement is hereby amended in its entirety to read as follows:

2C.02 TERM — The Revolving Commitment shall become effective as of the date of this Agreement and shall remain in effect on a revolving basis until August 1, 2007 (the “Expiration Date”) EXCEPT that a later Expiration Date may be established from time to time pursuant to subsection 2C.06 and EXCEPT that the Revolving Commitment shall end in any event upon any earlier reduction thereof to zero pursuant to subsection 2C.03 or any earlier termination pursuant to section 5B.

B.	Subsection 2D.07 of the Credit Agreement is hereby amended in its entirety to read as follows:

2D.07 INTEREST: REVOLVING LOANS — The principal of and overdue interest on the Revolving Loans shall bear interest payable in arrears on the first day of each January, April, July and October and at Maturity and computed (in accordance with subsection 8.10)

(a) prior to Maturity, at a fluctuating rate equal to the Reference Rate from time to time in effect plus the applicable RR margin (if any) and

(b) after Maturity (whether occurring by lapse of time or by acceleration), at a fluctuating rate equal to the Reference Rate from time to time in effect plus the applicable RR margin (if any) plus two percent (2%) per annum, with each change in the Reference Rate automatically and immediately changing the rate thereafter applicable to the Revolving Loans; PROVIDED, that in no event shall the rate applicable to the Revolving Loans after the Maturity thereof be less than the rate applicable thereto immediately after Maturity. RR margin as used in this subsection means the following (as dependent upon the Senior Debt to EBITDA ratio calculated pursuant to subsection 3B.02 of this Agreement):

Senior Debt to EBITDA Ratio	RR Margin
< 1.50x	.50%
> 1.50x but < 2.00x	.75%
> 2.00x but < 2.50x	1.00%*
> 2.50x but < 3.00x	1.25%
> 3.00x	Default Rate

The initial applicable RR margin is indicated with an asterisk (*) and shall remain in effect until Bank’s receipt of Borrower’s subsequent fiscal year end financial statements.

C.	Section 3B of the Credit Agreement is hereby amended in its entirety to read as follows:

3B.01 DEBT SERVICE COVERAGE — Borrower will not, as of the end of any fiscal quarter of Borrower (commencing with the quarter ending December 31, 2005), suffer or permit the ratio of the aggregate of

(a) its Net Income for that quarter and the three preceding quarters plus

(b) its interest expense for that quarter and the three preceding quarters plus

(c) its federal, state and local income taxes, if any, for that quarter and the three preceding quarters plus

(d) its depreciation and amortization expense for that quarter and the three preceding quarters to

(a) its interest expense for that quarter and the three preceding quarters plus

(b) its dividends paid to DVC for that quarter and the three preceding quarters plus

(c) its current portion of long term debt for that quarter and the three preceding quarters to be less than one to one (1.00:1.00) for the fiscal quarter ending December 31, 2005 and all fiscal quarters ending in 2006, and one and one-tenth to one (1.10:1.00) for the fiscal quarter ending March 31, 2007 and each fiscal quarter thereafter.

3B.02 SENIOR DEBT TO EBITDA RATIO — Borrower will not, as of the end of any fiscal quarter (commencing with the quarter ending December 31, 2005), suffer or permit the ratio of the aggregate of Senior Debt of the Borrower to

(a) the Net Income of the Borrower for that quarter and the three preceding quarters plus

(b) the aggregate interest expense of the Borrower for that quarter and the three preceding quarters plus

(c) the aggregate federal, state and local income taxes of the Borrower for that quarter and the three preceding quarters plus

(d) the aggregate depreciation expense of the Borrower for that quarter and the three preceding quarters plus

(e) the aggregate amortization expense of the Borrower for that quarter and the three preceding quarters to be greater than three to one (3.00:1.0) for the quarters ending December 31, 2005, March 31, 2006, June 30, 2006, and September 30, 2006, two and one-half to one (2.50:1.0) for the quarters ending December 31, 2006, March 31, 2007, and June 30, 2007, and two and one-fourth to one (2.25:1.0) for the quarter ending September 30, 2007 and all quarters thereafter.

D.	Subsection 3D.06 of the Credit Agreement is hereby amended in its entirety to read as follows:

3D.06 DIVIDENDS – Borrower will not make or commit itself to make any Distribution to its shareholders at any time if any Default Under This Agreement shall then exist or would thereupon occur, nor will Borrower at any time make any Distribution other than any dividend payable solely in cash (except for Dividends previously committed to DCV Capital).

E.	The following section shall be added to the Credit Agreement:

2F. TERM LOAN C — Bank shall lend Borrower Six Hundred Thousand and 00/100ths Dollars ($600,000.00) (“Term Loan C”) and disburse the proceeds to the credit of Borrower’s general checking account with Bank in the absence of written instructions from Borrower to the contrary.

2F.01 TERM NOTE C — Borrower shall evidence Term Loan C by executing and delivering to Bank Borrower’s note being in the form and substance of Exhibit E to this Agreement.

2F.02 AMORTIZATION OF TERM LOAN C — The principal of Term Loan C shall be payable in eighteen (18) consecutive monthly installments of principal commencing March 5, 2006, all but the last installment to be in the principal sum of Sixteen Thousand Six Hundred Sixty-Seven and 00/l00ths Dollars ($16,667.00) each and the last to be in the amount of the remaining outstanding principal of Term Loan C.

2F.03 INTEREST ON TERM LOAN C — The principal of and overdue interest on Term Loan C shall bear interest (subject to the provisions of subsection 8.10 and those in Exhibit B) at a fluctuating rate (the “Fluctuating Rate”) equal to the Reference Rate from time to time in effect plus two percent (2.00%), with each change in the Reference Rate immediately and automatically changing the Fluctuating Rate if and to the extent it is thereafter applicable to Term Loan C.

EXCEPT that after Maturity (whether occurring by lapse of time or by acceleration) the principal of and overdue interest on Term Loan C shall bear interest at a Fluctuating Rate per annum equal to the Reference Rate from time to time in effect plus four percent (4%) per annum, with each change in the Reference Rate immediately and automatically changing the aforesaid Fluctuating Rate.

Interest on Term Loan C shall be payable in arrears on the 5th day of each month commencing March 5, 2006, and at Maturity.

2F.04 PREPAYMENTS OF TERM LOAN C — Borrower shall have the right at all times to prepay Term Loan C in whole or in part, subject to the following:

(a) Borrower shall give Bank an appropriate note not later than 12:00 noon on the Banking Day next preceding any such prepayment, which notice, if not originally given in writing, shall be promptly confirmed in writing.

(b) Each prepayment of Term Loan C shall aggregate Ten Thousand Dollars ($10,000) or any greater amount that is a multiple of Ten Thousand Dollars ($10,000) or an amount equal to the aggregate unpaid principal balance of Term Loan C and shall be applied to the principal installments in the inverse order of their respective maturities.

(c) Each prepayment of Term Loan C may be made without penalty or premium.

(d) Concurrently with each prepayment Borrower shall prepay the unpaid interest accrued on the principal being prepaid.

2F.05 LOAN FEE — Borrower agrees to pay Bank, upon the execution of this Agreement, a loan fee for Term Loan C in the amount of Seven Thousand Five Hundred Dollars ($7,500), and, if Term Loan C remains outstanding for ninety (90) days, another $7,500, at that time.

2F.06 MANDATORY PREPAYMENTS — Whenever Borrower’s Net Income for the previous three (3) months plus depreciation expense for the previous three (3) months plus amortization expense for the previous three (3) months minus all principal payments on Debt for the previous three (3) months shall be in excess of One Thousand Dollars ($1,000) (as measured on a quarterly basis beginning March 31, 2006), Borrower shall make a principal payment in an amount equal to fifty percent (50%) of the excess, which principal payment shall be applied to the principal installments of Term Loan C in the inverse order of their respective due dates. Concurrently therewith Borrower shall prepay the unpaid interest accrued on the principal being prepaid.

SECTION II - Conditions Precedent

It is a condition precedent to the effectiveness of this Amendment that, prior to or on the date hereof, the following items shall have been delivered to Bank (in form and substance acceptable to Bank):

(A) Term Note C, duly executed by Borrower;

(B) a Certificate, dated as of the date hereof, of the secretary of Borrower certifying (1) that Borrower’s Articles of Incorporation and Code of Regulations have not been amended since the execution of the Credit Agreement (or certifying that true, correct and complete copies of any amendments are attached), (2) that copies of resolutions of the Board of Directors of Borrower are attached with respect to the approval of this Amendment and of the matters contemplated hereby and authorizing the execution, delivery and performance by Borrower of this Amendment and each other document to be delivered pursuant hereto and (3) as to the incumbency and signatures of the officers of Borrower signing this Amendment and each other document to be delivered pursuant hereto;

(C) an Acknowledgment of Receipt of a copy of, and Consent and Agreement to the terms of, this Amendment by Hillstreet Fund, L.P. with respect to a certain Unconditional and Continuing Subordination executed and delivered to Bank by such entity and dated July 28, 2000; and

(D) such other documents as Bank may request to implement this Amendment and the transactions contemplated hereby.

SECTION III - Representations and Warranties

Borrower hereby represents and warrants to Bank that:

(A) none of the representations and warranties made in subsections 4B.01 through 4B.09 of the Credit Agreement has ceased to be true and complete in any material respect as of the date hereof; and

(B) as of the date hereof no “Default Under This Agreement” has occurred that is continuing.

SECTION IV - Acknowledgments Concerning Outstanding Loans

Borrower acknowledges and agrees that, as of the date hereof, all of Borrower’s outstanding loan obligations to Bank are owed without any offset, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with Bank’s parent company and with any subsidiary or affiliate company of Bank or of Bank’s parent company.

SECTION V - References

On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof, or words of like import referring to the Credit Agreement, and each reference in the Subject Notes or other Related Writings to the “Credit Agreement”, “thereof”, or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Credit Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Credit Agreement or constitute a waiver of any provision of the Credit Agreement except as specifically set forth herein.

SECTION VI - Governing Law

This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

NATIONAL CITY BANK		QUATECH, INC.

By:	/s/ Maurus Kosco	By:	/s/ Steven Runkel
Printed Name: Maurus Kosco		Printed Name: Steven Runkel
Title:	Vice President	Title:	CEO